                                 Exhibit 23.1




                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 10, 1998 (except Note 12, as to which the date is
      , 1998), in the Registration Statement (Form S-1 No. 33-    ) and related
Prospectus of C.D. Smith Drug Company for the registration of    shares of its
common stock.


                                                       Ernst & Young LLP

Kansas City, Missouri

The foregoing consent is in the form that will be signed upon the completion of the change in the Company's capital stock and the common stock split described in Note 12 to the consolidated financial statements.

                                                       /s/ Ernst & Young LLP

                                                       Ernst & Young LLP

Kansas City, Missouri
June 1, 1998